Exhibit 10.3

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of October 4, 2023 (this “Agreement”), by and among Golden Arrow Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Golden Arrow Merger Corp., a Delaware corporation (“GAMC”) and Bolt Threads, Inc., a Delaware corporation (the “Company”).

WHEREAS, GAMC, Beam Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of GAMC (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of GAMC; and

WHEREAS, as of the date hereof, Sponsor owns of record shares of GAMC Class A Common Stock (all such shares of GAMC Class A Common Stock and any other shares of GAMC Common Stock of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 11, Sponsor agrees that it shall appear at the GAMC Stockholders’ Meeting and at the GAMC Stockholders’ Meeting, and in connection with any written consent of the stockholders of GAMC, Sponsor shall vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of its Shares, (a) in favor of the approval and adoption of the BCA, the Transactions and any other proposal submitted for approval by the stockholders of GAMC in connection with the Transactions, and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GAMC under the BCA, or that would reasonably be expected to delay the consummation of the Transactions, increase the likelihood of the failure of the consummation of the Transactions or result in the failure of the Transactions from being consummated. Sponsor acknowledges receipt and review of a copy of the BCA.

2. Closing Date Deliverables. On the Closing Date, Sponsor shall deliver to GAMC and the Company a duly executed copy of that certain Amended and Restated Registration Rights and Lock-Up Agreement, by and among GAMC, the Company, Sponsor and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit A to the BCA.

3. No Transfer of Shares. Subject to the earlier termination of this Agreement in accordance with Section 11, Sponsor agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), gift, convey, Lien, pledge, hypothecate, dispose of or otherwise encumber any of the Shares or grant any security interest in, or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer of Shares pursuant to the BCA or to another stockholder of GAMC and bound by the terms and obligations hereof, (b) grant or agree to grant any proxy, power of attorney or other right to vote any of the Shares, deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law), or other disposition of any Shares; provided that, the foregoing shall not prohibit the transfer of the Shares by Sponsor to an affiliate thereof, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. Waiver of Redemption Rights. Sponsor agrees not to (a) demand that GAMC redeem the Shares in connection with Transactions, (b) otherwise participate in any such redemption by tendering or submitting any of the Shares for redemption or (c) exercise any other redemption rights Sponsor may have in connection with the consummation of a business combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such business combination or in the context of a tender offer made by GAMC to purchase shares of GAMC Class A Common Stock. This Section 4 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

5. Sponsor Earn-out.

(a) Following the Closing, if, at any time during the period following the Closing and expiring on the fifth (5th) anniversary of the Closing Date (the “Earn-Out Period”), the price of the shares of New GAMC Common Stock equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for twenty (20) Trading Days (as defined below) within any consecutive thirty (30) Trading Day period (the “Earn-Out Target”), 1,437,500 of the shares of New GAMC Common Stock held by Sponsor (the “Sponsor Earn-Out Shares”) shall no longer be subject to forfeiture pursuant to this Section 5. “Trading Day” means any day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

(b) Notwithstanding anything in this Agreement to the contrary, if a GAMC Change of Control occurs during an Earn-Out Period, then, immediately prior to the consummation of such GAMC Change of Control, the Earn-Out Target shall be deemed to be satisfied. For purposes of this Section 5, “GAMC Change of Control” means any transaction or series of transactions the result of which is: (i) the acquisition by any person or “group” (as defined in the Exchange Act) of persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of GAMC; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any persons or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of GAMC or the surviving person outstanding immediately after such combination; or (iii) a sale of all or substantially all of the assets of GAMC.

(c) If the Earn-Out Target is achieved on or prior to the last day of the Earn-Out Period, then, following the achievement of the Earn-Out Target, Sponsor may, at its election, provide written notice to GAMC informing GAMC that the Earn-Out Target has been satisfied and that the Sponsor Earn-Out Shares are no longer subject to forfeiture.

(d) If the Earn-Out Target is not achieved on or prior to the end of the Earn-Out Period, then, within five (5) Business Days following the end of the Earn-Out Period, GAMC shall provide written notice to Sponsor certifying that the Earn-Out Target has not been achieved by the end of the Earn-Out Period and that the Sponsor Earn-Out Shares shall be forfeited and cancelled, and Sponsor shall surrender to GAMC for cancellation, the Sponsor Earn-Out Shares.

(e) The Sponsor Earn-Out Shares and the Earn-Out Target shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into New GAMC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New GAMC Common Stock, occurring on or after the date hereof.

(f) Until and unless the Sponsor Earn-Out Shares are forfeited, Sponsor will have full ownership rights to the Sponsor Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(g) This Section 5 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

6. No Solicitation. Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate, facilitate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any Business Combination Proposal or any proposal or offer that could reasonably be expected to lead to a Business Combination Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Business Combination Proposal. Sponsor shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Business Combination Proposal (other than the transactions contemplated by the BCA). Sponsor may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating that GAMC is subject to an exclusivity agreement and Sponsor is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Proposal for as long as the BCA remains in effect.

Notwithstanding anything in this Agreement to the contrary, (i) Sponsor makes no representations or warranties with respect to the actions of GAMC or the GAMC Board (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “GAMC Related Parties”), (ii) any breach by GAMC of its obligations under Section 7.14 of the BCA shall not be considered a breach of this Section 6 (it being understood for the avoidance of doubt that Sponsor shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a GAMC Related Party) of this Section 6) and (iii) to the extent GAMC complies with its obligations under Section 7.14 of the BCA and participates in discussions or negotiations with a person regarding a Business Combination Proposal, Sponsor and/or any of its Representatives may engage in discussions or negotiations with such person to the extent that GAMC can act under Section 7.14 of the BCA.

7. Further Assurances. In addition to the obligations set forth in this Agreement, the Sponsor shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein and herein.

8. No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

9. No Amendment to Insider Letter. Neither the Sponsor nor GAMC shall amend, terminate or otherwise modify that certain letter agreement, dated as of March 16, 2021, by and among GAMC, the Sponsor and certain insiders party thereto (the “Insider Letter”), without the Company’s prior written consent.

10. Representations and Warranties. Sponsor represents and warrants to GAMC and the Company as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements), or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(b) As of the date of this Agreement, Sponsor owns exclusively and has good and valid title to the Shares set forth on Exhibit A free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) the GAMC Organizational Documents. As of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Shares, and Sponsor does not own, directly or indirectly, any other shares of GAMC Common Stock.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor.

(d) The execution and delivery of this Sponsor Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any Contract binding upon the Sponsor or the Sponsor’s Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

(e) There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

(f) Other than as provided in the BCA, no broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the BCA based upon arrangements made by the Sponsor, for which GAMC or any of its Subsidiaries may become liable.

(g) The Sponsor understands and acknowledges that each of GAMC and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Sponsor Agreement.

11. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties under this Agreement (other than Section 5) shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the BCA in accordance with its terms, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Any obligations of the parties under Section 5 of this Agreement shall automatically terminate upon the earlier of (i) the day after the last day of the Earn-Out Period and (ii) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 11 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

12. Miscellaneous.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) electronically by e-mail and physically by registered or certified mail (postage prepaid, return receipt requested) or delivery in person to the respective parties at the following addresses and e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 12(a):

If to GAMC prior to, or on the Closing Date, or Sponsor, to:

Golden Arrow Merger Corp.

Golden Arrow Sponsor, LLC

10 E. 53rd Street, 13th Floor,

New York, NY 10022

Attention: Timothy Babich

Email: tim.babich@nexxus-holdings.com

with a copy to:

Greenberg Traurig, LLP

333 S.E. 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan Annex, Jason Simon and Adam Namoury

Email: alan.annex@gtlaw.com; simonj@gtlaw.com; adam.namoury@gtlaw.com

If to the Company, to:

Bolt Threads, Inc.

2222 Fifth Street

Berkeley, CA 94710

Attention: Dan Widmaier

Email: dan@boltthreads.com

with a copy to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Attention: Haim Zaltzman, Jim Morrone, Drew Capurro

Email: Haim.Zaltzman@lw.com; Jim.Morrone@lw.com; Drew.Capurro@lw.com

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(d) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by GAMC, Merger Sub and the Company.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 12(l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOLDEN ARROW SPONSOR, LLC.

By:	/s/ Andrew Rechtschaffen
Name:	Andrew Rechtschaffen
Title:	Member

[Signature page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOLDEN ARROW MERGER CORP.

By:	/s/ Timothy Babich
Name:	Timothy Babich
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BOLT THREADS, INC.

By:	/s/ Daniel Widmaier
Name:	Daniel Widmaier
Title:	Chief Executive Officer

EXHIBIT A

SPONSOR SHARES

Sponsor	Number of Shares of GAMC Class A Common Stock Owned	Number of Shares of GAMC Class B Common Stock Owned
Golden Arrow Sponsor, LLC	7,047,500	0